Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 002-74808 on Form N-1A of our report dated May 19, 2009 relating to the financial statements and financial highlights of Fidelity Colchester Trust, including Money Market Portfolio, appearing in the Annual Report on Form N-CSR of Fidelity Colchester Trust for the period ended March 31, 2009 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 26, 2009